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EXHIBIT 2.n2

           Report of Independent Accountants on Supplemental Schedule


To the Trustees and Shareholders of
Putnam Municipal Bond Fund

Our audits of the financial statements referred to in our report dated June 8, 2001 appearing in the April 30, 2001 annual report to shareholders of the Putnam Municipal Bond Fund (formerly Putnam Investment Grade Municipal Trust II) (incorporated by reference into this Form N-2 registration statement) also included an audit of the financial statement schedule relating to senior securities contained in this Form N-2 for the fiscal years ending April 30, 2001, April 30, 2000, April 30, 1999, April 30, 1998 and April 30, 1997. In our
opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 8, 2001